Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 131 to Registration Statement No. 002-41839 on Form N-1A of our report dated November 24, 2009, relating to the financial statements and financial highlights of Fidelity Fixed-Income Trust, including Fidelity Strategic Real Return Fund, appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust for the year ended September 30, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 24, 2009